UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2012
DISH NETWORK CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	0-26176	88-0336997
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

9601 S. MERIDIAN BLVD.
ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)
(303) 723-1000
(Registrant’s telephone number, including area code)
DISH DBS CORPORATION
(Exact name of registrant as specified in its charter)

COLORADO	333-31929	84-1328967
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

9601 S. MERIDIAN BLVD.
ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)
(303) 723-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Broadcast Agreement.  In connection with the distribution of our technology and set-top box business and certain infrastructure assets (the “Spin-off”) into a separate publicly-traded company, EchoStar Corporation (“EchoStar”), which we completed on January 1, 2008, we entered into a broadcast agreement pursuant to which EchoStar provided certain broadcast services to us, including teleport services such as transmission and downlinking, channel origination services, and channel management services for a period ending on January 1, 2012.  We had the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days notice to EchoStar.  If we terminated teleport services for a reason other than EchoStar’s breach, we were obligated to pay EchoStar the aggregate amount of the remainder of the expected cost of providing the teleport services.  The fees for the services provided under the prior broadcast agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the products and services provided.  We had previously disclosed that we expected to enter into an agreement pursuant to which EchoStar would continue to provide certain broadcast services to us after January 1, 2012.

Effective January 1, 2012, we and EchoStar entered into a new agreement (the “2012 Broadcast Agreement”) pursuant to which EchoStar will continue to provide broadcast services to us, for the period from January 1, 2012 to December 31, 2016.  The material terms of the 2012 Broadcast Agreement are substantially the same as the material terms of the prior broadcast agreement which is described in Note 17 of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 under the caption “Satellite and transmission expenses — EchoStar,” except that: (i) the fees for services provided under the 2012 Broadcast Agreement are calculated at either: (a) EchoStar’s cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) EchoStar’s cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided; and (ii) if we terminate the teleport services provided under the 2012 Broadcast Agreement for a reason other than EchoStar’s breach, we are generally obligated to pay EchoStar the aggregate amount of the remainder of the expected fees for such teleport services subject to an offset for amounts generated from EchoStar’s required efforts to mitigate any costs directly relating to discontinuing the teleport services or other costs incurred by EchoStar in order to provide the services.  At the commencement of the 2012 Broadcast Agreement, the aggregate pricing for the services provided thereunder will be substantially the same as the aggregate pricing for the services provided under the prior broadcast agreement at the time of its expiration.

Receiver Agreement.  In connection with the Spin-off, we and EchoStar entered into a receiver agreement pursuant to which we had the right, but not the obligation, to purchase digital set-top boxes and related accessories, and other equipment from EchoStar for a period ending on January 1, 2012.  The prior receiver agreement allowed us to purchase digital set-top boxes, related accessories and other equipment from EchoStar at EchoStar’s cost plus a fixed percentage margin, which varied depending on the nature of the equipment purchased.  Additionally, EchoStar provided us with standard manufacturer warranties for the goods sold under the prior receiver agreement.  We were able to terminate the prior receiver agreement for any reason upon at least 60 days notice to EchoStar.  EchoStar was able to terminate the prior receiver agreement if certain entities were to acquire us.  The prior receiver agreement also included an indemnification provision, whereby the parties indemnified each other for certain intellectual property matters.  We had previously disclosed that we expected to enter into an agreement pursuant to which we would continue to have the right to purchase digital set-top boxes and related components from EchoStar after January 1, 2012.

Effective January 1, 2012, we and EchoStar entered into a new agreement (the “2012 Receiver Agreement”) pursuant to which we continue to have the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from EchoStar for the period from January 1, 2012 to December 31, 2014.  We have an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days notice prior to the end of the term.  The material terms of the 2012 Receiver Agreement are substantially the same as the material terms of the prior receiver agreement which is described in Note 17 of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 under the caption “Cost of sales — subscriber promotion subsidies — EchoStar,” except that the 2012 Receiver Agreement allows us to purchase digital set-top boxes, related accessories and other equipment from EchoStar either: (i) at a cost (decreasing as EchoStar reduces cost and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on EchoStar's mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased.  At the commencement of the 2012 Receiver Agreement, the aggregate pricing for the digital set-top boxes, related accessories, and other equipment purchased under the 2012 Receiver Agreement will be substantially the same as the aggregate pricing for the products and equipment purchased under the prior receiver agreement at the time of its expiration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

DISH NETWORK CORPORATION DISH DBS CORPORATION
Dated: January 6, 2012	By:	/s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary